Exhibit 3.1

CERTIFICATE OF DESIGNATION OF

SERIES A CONVERTIBLE PARTICIPATING PREFERRED STOCK OF

JAGUAR HEALTH, INC.

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

Jaguar Health, Inc., a Delaware corporation (the “Corporation”), certifies that pursuant to the authority contained in its Certificate of Incorporation (as amended, the “Certificate of Incorporation”), and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware (the “General Corporation Law”), the Board of Directors of the Corporation (the “Board of Directors”), on March 19, 2018, duly approved and adopted the following resolution, which resolution remains in full force and effect on the date hereof:

RESOLVED, that pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation, the Board of Directors does hereby designate, create, authorize and provide for the issue of a series of the Corporation’s preferred stock, par value $0.0001 per share, which shall be designated as Series A Convertible Participating Preferred Stock (the “Series A Preferred Stock”), consisting of Five Million Five Hundred Twenty Four Thousand Nine Hundred and Twenty-Six (5,524,926) shares, no shares of which have heretofore been issued by the Corporation, having the following powers, designations, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof:

1.                                      Dividends.  Holders of shares of Series A Preferred Stock shall be entitled to participate equally and ratably with the holders of shares of Common Stock in all dividends paid and distributions made to the holders of Common Stock on the shares of Common Stock as if, immediately prior to each record date of the Common Stock, the shares of Series A Preferred Stock then outstanding were converted into shares of Common Stock in accordance with the terms hereof (without regard to any limitations on conversion, including, without limitation, the applicable Maximum Percentage (as defined below)).  Dividends payable pursuant to this Section 1 shall be payable on the same date that such dividends are payable to holders of shares of Common Stock unless dividends contemplated by this Section 1 are also paid at the same time in respect of the Series A Preferred Stock on a pro rata basis.  Each dividend shall be payable to the holders of record of shares of Series A Preferred Stock as they appear on the stock records of the Corporation at the close of business on the same day as the record date for the payment of dividends to the holders of shares of Common Stock.  The Corporation shall not declare or pay any dividends on any Junior Preferred Stock or stock that is pari passu with the Series A Preferred Stock unless the Holders of shares of Series A Preferred Stock then outstanding shall simultaneously receive a dividend on a pro rata basis as if the shares of Series A Preferred Stock had been converted into shares of Common Stock pursuant to Section 4 at the then applicable rate of conversion immediately prior to the record date for determining the stockholders eligible to receive such dividends (without regard to any limitations on conversion, including, without limitation, the applicable Maximum Percentage).  Notwithstanding the foregoing, to the extent that a Holder’s right to participate in any such dividend or distribution pursuant to this Section 1 would result in such Holder and its other Attribution Parties exceeding the applicable Maximum Percentage, then such Holder shall not be entitled to participate in such dividend or distribution to such extent (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such dividend or distribution (and beneficial ownership) to such extent) and the portion of such dividend or distribution shall be held in abeyance for such Holder until such time or times as its right thereto would not result in such Holder and its other Attribution Parties exceeding the applicable Maximum Percentage, at which time or times such Holder shall be granted such rights (and any rights under this Section 1 on such initial rights or on any subsequent such rights to be held similarly in abeyance) to the same extent as if there had been no such limitation.

2.                                      Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

2.1                               Preferential Payments to Holders of Series A Preferred Stock.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event (each, a “Liquidation Event”), the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid in cash out of the assets of the Corporation, whether from capital or from earnings available for distribution to its stockholders, before any payment shall be made to the holders of Common Stock or shares of any series or class of preferred or other capital stock then outstanding that by its terms is junior to the Series A Preferred Stock in respect of the preferences as to distributions and payments upon such Liquidation Event (the “Junior Preferred Stock”) by reason of their ownership thereof, an amount per share of Series A Preferred Stock equal to one (1) times the Series A Original Issue Price (as defined below).  If upon any such Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they shall be entitled under this Section 2.1, the holders of shares of Series A Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares of Series A Preferred Stock were paid in full.  “Series A Original Issue Price” shall mean $1.665 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, reverse stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock.

2.2                               Preferential Payments to Holders of Junior Preferred Stock.  In the event of any Liquidation Event, after the payment in full of all preferential amount required to be paid to the holders of shares of Series A Preferred Stock, the holders of Junior Preferred Stock shall be entitled to be paid in cash out of the assets of the Corporation, whether from capital or from earnings available for distribution to its stockholders, before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, such preferential amount as provided in the Certificate of Incorporation.  If upon any such Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Junior Preferred Stock the full amount to which they shall be entitled under this Section 2.2, the holders of shares of Junior Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.3                               Preferential Payments to Holders of Common Stock.  In the event of any Liquidation Event, after the payment in full of all preferential amounts required to be paid to the holders of shares of Series A Preferred Stock and Junior Preferred Stock, the holders of shares of Common Stock then outstanding shall be entitled to be paid in cash out of the assets of the Corporation, whether from capital or from earnings available for distribution to its stockholders, an amount equal to $0.185 per share of Common Stock, subject to appropriate adjustment in the event of any stock dividend, stock split, reverse stock split, combination or other similar recapitalization with respect to the Common Stock (such amount per share of Common Stock being referred to herein as the “Common Stock Preference Amount”).  If upon any such Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Common Stock the full amount to which they shall be entitled under this Section 2.3, the holders of shares of Common Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.4                               Distribution of Remaining Assets.  In the event of any Liquidation Event, after the payment in full of all preferential amounts required to be paid to the holders of shares of Series A Preferred Stock, Junior Preferred Stock and Common Stock pursuant to Sections 2.1, 2.2 and 2.3, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of the shares of Series A Preferred Stock, other shares of preferred stock that are convertible into Common Stock and shares of Common Stock, pro rata based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to Common Stock pursuant to the terms of the Certificate of Incorporation (including any certificates of designation) (without regard to any limitations on conversion, including, without limitation, the applicable Maximum Percentage) immediately prior to such Liquidation Event.  The aggregate amount which a holder of a share of Series A Preferred Stock is entitled to receive under Sections 2.1 and 2.4 is hereinafter referred to as the “Series A Liquidation Amount.”

2.5                               Deemed Liquidation Events.

2.5.1                     Definition.  Each of the following events shall be considered a “Deemed Liquidation Event” unless the holders of at least a majority of the outstanding shares of Series A Preferred Stock elect otherwise by written notice sent to the Corporation at least three (3) Business Days prior to the effective date of any such event:

(a)                                 a merger or consolidation in which

(i)                                     the Corporation is a constituent party or

(ii)                                  a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation, or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or

(b)                                 the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise) of Napo Pharmaceuticals, Inc. (or any successor in interest) or one or more other subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

2.5.2                     Effecting a Deemed Liquidation Event.

(a)                                 The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Section 2.5.1(a)(i) unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2.1, 2.2, 2.3 and 2.4.

(b)                                 In the event of a Deemed Liquidation Event referred to in Section 2.5.1(a)(ii) or 2.5.1(b), if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within ninety (90) days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice to each holder of Series A Preferred Stock no later than the ninetieth (90th) day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) to require the redemption of such shares of Series A Preferred Stock, and (ii) if the holders of at least a majority of the then outstanding shares of Series A Preferred Stock so request in a written instrument delivered to the Corporation not later than one hundred twenty (120) days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Corporation), together with any other assets of the Corporation available for distribution to its stockholders, all to the extent permitted by Delaware law governing distributions to stockholders (the “Available Proceeds”), on the one hundred fiftieth (150th) day after such Deemed Liquidation Event, to redeem all outstanding shares of Series A Preferred Stock at a price per share equal to the Series A Liquidation Amount in priority and in preference to any shares of Common Stock or Junior Preferred Stock.  Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Series A Preferred Stock, the Corporation shall ratably redeem each holder’s shares of Series A Preferred Stock to the fullest extent of such Available Proceeds, and shall redeem the remaining shares as soon as it may lawfully do so under Delaware law governing distributions to stockholders, and no shares of Common Stock or Junior Preferred Stock shall be redeemed until all of the outstanding shares of Series A Preferred Stock are redeemed in full.  The provisions of Section 7 shall apply, with such necessary changes in the details thereof as are necessitated by the context, to the redemption of the Series A Preferred Stock pursuant to this Section 2.5.2(b).  Prior to the distribution or redemption provided for in this Section 2.5.2(b), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event or in the ordinary course of business.

2.5.3                     Amount Deemed Paid or Distributed.  The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any Liquidation Event, other disposition or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity.  The value of such property, rights or securities shall be determined in good faith by the Board of Directors of the Corporation.

2.5.4                     Allocation of Escrow and Contingent Consideration. In the event of a Deemed Liquidation Event pursuant to Section 2.5.1(a)(i), if any portion of the consideration payable to the stockholders of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), the Merger Agreement shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2.1, 2.2, 2.3 and 2.4 as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event; and (b) any Additional Consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2.1, 2.2, 2.3 and 2.4 after taking into account the previous payment of the Initial Consideration as part of the same transaction.  For the purposes of this Section 2.5.4, consideration placed into escrow or retained as holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event shall be deemed to be Additional Consideration.

3.                                      Voting.

3.1                               General.  On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting) except as otherwise provided herein, each holder of outstanding shares of Series A Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Voting Common Stock into which the shares of Series A Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter (calculated assuming the Series A Conversion Price for this purpose only was $0.1935 (subject to appropriate adjustment in the event of any stock dividend, stock split, reverse stock split, combination or other similar recapitalization)). Notwithstanding the foregoing, at no time prior to the time that the Corporation obtains Stockholder Approval may the number of votes to which all holders of outstanding shares of

Series A Preferred Stock are entitled to cast together with the Voting Common Stock equal or exceed 19.99% of the total number of votes to which all stockholders of the Corporation are entitled (including the holders of shares of Series A Preferred Stock).  Except as provided by law or by the other provisions of the Certificate of Incorporation, holders of Series A Preferred Stock shall vote together with the holders of Voting Common Stock as a single class and irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

3.2                               Election of Directors.

3.2.1                     Except as set forth in Section 3.2.9 below, the holders of record of the shares of Series A Preferred Stock, exclusively and as a separate class, shall be entitled to elect two (2) directors of the Corporation (collectively, the “Series A Directors”).  So long as the Board of Directors is divided into classes, the Series A Directors shall be Class III Directors.  The holders of record of the shares of Common Stock and of any other class or series of voting stock of the Corporation (excluding the Series A Preferred Stock, except as set forth in the last sentence of Section 3.2.9), exclusively and as a separate class, shall be entitled to elect the balance of the Directors of the Corporation authorized from time to time.  As a condition to each designation of a Series A Director, each Person which exercises the right, either individually or as part of a group, to designate or participate in the designation of a Series A Director to the Board of Directors as specified above shall be required to represent and warrant to the Corporation that, to such Person’s knowledge, none of the “bad actor” disqualifying events described in Rule 506(d)(1)(i)-(viii) promulgated under the Securities Act (each, a “Disqualification Event”), is applicable to such Person’s or such group’s initial designee named above except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii)  or (iii) or (d)(3) is applicable. Any director designee to whom any Disqualification Event is applicable, except for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable, is hereinafter referred to as a “Disqualified Designee”. As a condition to each designation of a Series A Director, each Person which exercises the right to designate or participate in the designation of a director as specified above shall be required to covenant and agree (A) not to designate or participate in the designation of any director designee who, to such Person’s knowledge, is a Disqualified Designee and (B) that in the event such Person becomes aware that any individual previously designated by any such Person is or has become a Disqualified Designee, such Person shall as promptly as practicable take such actions as are necessary to remove such Disqualified Designee from the Board of Directors and designate a replacement designee who is not a Disqualified Designee.

3.2.2                     Any Series A Director elected as provided in Section 3.2.1 may be removed without cause by, and only by, the affirmative vote of the holders of record of the shares of Series A Preferred Stock, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of such stockholders.

3.2.3                     If the holders of shares of Series A Preferred Stock, fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting exclusively and as a separate class, pursuant to Section 3.2.1, then any directorship not so filled shall remain vacant until such time as the holders of the Series A Preferred Stock elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Corporation other than by the affirmative vote of the holders of record of the shares of Series A Preferred Stock, voting exclusively and as a separate class.

3.2.4                     At any meeting held for the purpose of electing a Series A Director, the presence in person or by proxy of the holders of at least a majority of the outstanding shares of Series A Preferred Stock shall constitute a quorum for the purpose of electing such director.  Except as otherwise provided in this Section 3.2, a vacancy in any directorship filled by the holders of record of the shares of Series A Preferred Stock shall be filled only by vote or written consent in lieu of a meeting of such holders or by any remaining director or directors elected by the holders of Series A Preferred Stock pursuant to this Section 3.2.

3.2.5                     For so long as the holders of Series A Preferred Stock have the right to designate one or more Series A Directors pursuant to this Section 3.2, if any person (excluding any resident or other local director required to be appointed to the board of directors of any Subsidiary pursuant to applicable Law) not employed by the Corporation and/or its Subsidiaries is or becomes a member of the board of directors of any of the Corporation’s Subsidiaries (whether a current Subsidiary or hereafter acquired), the Series A Director(s) shall also have the right to become a member of any such Subsidiary’s board of directors and the Corporation shall cause, and shall cause each such Subsidiary to cause, the Series A Directors to be elected as a director of each such Subsidiary.

3.2.6                     One Series A Director (which need not be the same) shall be entitled to serve on each committee of the Board of Directors (except as prohibited by applicable Law or any rule or regulation promulgated by the Nasdaq Stock Market), including the committee which will be formed to approve any amendment to any share purchase, security holders, voting, stock holders, or investors rights agreement with any holder of more than 5% of the shares of Common Stock (calculated on fully diluted, as converted basis).

3.2.7                     Each Series A Director shall be entitled to at least the same compensation, if any, the same indemnification and the same director and officer insurance in connection with his or her role as a director as the other members of the Board of Directors, and each Series A Director shall be entitled to reimbursement for documented, reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors or any committees thereof, to the same extent as the other members of the Board of Directors.  The Corporation agrees that such indemnification arrangements will be the primary source of indemnification and advancement of expenses in connection with the matters covered thereby and payment thereon will be made before, offset and reduce any other insurance, indemnity or expense advancement to which such Series A Director may be entitled or which is actually paid in connection with such matters, including as an employee of any holder of Series A Preferred Stock or any of its Affiliates.  The covenants in this Section 3.2.7 shall survive any termination of obligations under this Section 3.2.

3.2.8                     The Corporation shall notify each Series A Director of all regular and special meetings of the Board of Directors and shall notify such Series A Director of all regular and special meetings of any committee of the Board of Directors of which the Series A Director is a member.  The Corporation shall provide each Series A Director with copies of all notices, minutes, consents and other materials provided to all other members of the Board of Directors concurrently with the provision of such materials to the other members of the Board of Directors.  The Series A Directors will be permitted to share information received from the Corporation with officers, directors, members, employees and representatives of Sagard and its Affiliates (which, for the avoidance of doubt, shall exclude Sagard’s portfolio companies) who have entered into customary non-disclosure agreements and Sagard and such Affiliates may use such information for internal purposes; provided, that Sagard maintains reasonable procedures designed to prevent such information from being used in connection with the purchase or sale of securities of the Corporation in violation of applicable securities laws and that such information is not used to compete with the Corporation; provided, further, that each Series A Director, Sagard, its Affiliates and each of their respective officers, directors, members, employees and representatives shall keep all such information confidential and not disclose any such information in any manner whatsoever except as permitted under the confidentiality provisions to which they have agreed in writing.

3.2.9                     Notwithstanding the foregoing, the number of Series A Directors shall be reduced to the extent necessary to comply with the Corporation’s obligations, if any, under the rules or regulations of the Nasdaq Stock Market (including NASDAQ Stock Market Rule 5640).  The determination of the applicability of such limitation contained shall be made by the Corporation in accordance with the rules and regulations of the Nasdaq Stock Market.  In addition, the holders of shares of Series A Preferred Stock shall cease to have the right to elect any Series A Directors and Section 3.2.1 shall cease to have any effect if at any time the holders of all shares of Series A Preferred Stock then outstanding are entitled to vote in the aggregate less than five percent (5%) of all of the votes entitled to be cast by holders of all voting securities of the Corporation at any meeting of the stockholders of the Corporation calculated in accordance with Section 3.1.  If the holders of Series A Preferred Stock are not entitled to elect any Series A Directors pursuant to the provisions of this Section 3.2.9, then at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting) to elect or remove a Director(s) each holder of outstanding shares of Series A Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Voting Common Stock into which the shares of Series A Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter (calculated assuming the Series A Conversion Price, for this purpose only and for no other purpose whatsoever, was $0.1935 (subject to appropriate adjustment in the event of any stock dividend, stock split, reverse stock split, combination or other similar recapitalization)).

3.2.10              The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity.  An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any Series A Director, or (ii) Sagard or its Affiliates, or any partner, member, director, stockholder, employee or agent of Sagard or its Affiliates, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

3.3                               Series A Preferred Stock Protective Provisions.

3.3.1                     So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the prior written consent or affirmative written vote of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(a)                                 amend, alter, repeal or waive any provision of this Certificate of Designation;

(b)                                 amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Corporation or add any provision to the Certificate of Incorporation or Bylaws of the Corporation, or file any articles of amendment, certificate of designations, preferences, limitations and relative rights of any series of preferred stock, if such action in a manner would adversely affect the powers, privileges, preferences or rights of the Series A Preferred Stock;

(c)                                  create, or authorize the creation of, or issue (including by reclassification, alteration or amendment of any existing security of the Corporation) or obligate itself to issue shares of, or issue any other security convertible into or exercisable for, any additional class or series of capital stock having rights, preferences or privileges senior to or pari passu with the Series A Preferred Stock (whether in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends, rights of redemption or otherwise); or

(d)                                 increase or decrease (other than by conversion) the authorized number of shares of Series A Preferred Stock.

3.3.2                     Other Approval.  Furthermore, so long as Sagard and its Affiliates own thirty-five percent (35%) or more of the shares of Series A Preferred Stock that were originally issued pursuant to the Purchase Agreement, the Corporation shall not, and shall not permit any Subsidiary to, directly or indirectly, effect any of the following without the prior written consent or affirmative written vote the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(a)                                 any offer, sale, authorization, designation or issuance of any capital stock of any Subsidiary (other than an issuance to the Corporation or a wholly-owned Subsidiary of the Corporation);

(b)                                 (1) the declaration or payment of any dividends or payments on equity securities of the Corporation or (2) any purchase or redemption of any equity securities of the Corporation or any warrants, options or other rights in respect thereof or any set aside of funds for any of the foregoing, other than with respect to shares of Series A Preferred Stock in accordance with the terms of this Certificate of Designation;

(c)                                  the incurrence, guarantee or assumption of any Indebtedness (including the refinancing of existing Indebtedness), other than Permitted Indebtedness;

(d)                                 the grant or incurrence of any Lien upon or in any property or assets (including accounts and contract rights) owned by the Corporation or any of its Subsidiaries, other than Permitted Liens;

(e)                                  the grant or incurrence of any Lien on, any of its copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of the Corporation and its Subsidiaries connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing, other than Permitted Liens;

(f)                                   (i) any transaction or series of related transactions for the acquisition of all or substantially all of the outstanding equity interests or all or substantially all of the assets of another Person, whether effected as a purchase, merger, consolidation or otherwise (other than Permitted Acquisitions), or (ii) any merger or consolidation with another Person in which the stockholders of the Corporation (or any applicable Subsidiary) immediately prior to the merger or consolidation own a majority of the voting capital stock of the Corporation or such Subsidiary immediately following such merger or consolidation (assuming conversion into voting capital stock of all securities which are then convertible into voting capital stock), other than, in each case, in connection with a Permitted Acquisition;

(g)                                  any Investments other than Permitted Investments; and

(h)                                 any transactions with Affiliates other than (1) between the Corporation and its Subsidiaries and (2) Permitted Affiliate Transactions.

4.                                      Optional Conversion.  The holders of the Series A Preferred Stock, subject to Section 12, shall have conversion rights as follows (the “Conversion Rights”):

4.1                               Right to Convert.

4.1.1                     Conversion Ratio.  Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Voting Common Stock as is determined by dividing the Series A Original Issue Price by the Series A Conversion Price (as defined below) in effect at the time of conversion.  The “Series A Conversion Price” shall initially be equal to $0.185.  Such initial Series A Conversion Price, and the rate at which shares of Series A Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

4.1.2                     Termination of Conversion Rights.  In the event of a notice of redemption of any shares of Series A Preferred Stock pursuant to Sections 6, 7 and/or 9, the Conversion Rights of the shares of Series A Preferred Stock designated for redemption shall terminate at the close of business on the last full day preceding the date fixed for redemption, unless the redemption price is not fully paid on such redemption date, in which case the Conversion Rights for such shares shall continue until such price is paid in full.  In the event of a Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series A Preferred Stock.

4.2                               Fractional Shares.  No fractional shares of Voting Common Stock shall be issued upon conversion of the Series A Preferred Stock, but rather the number of shares of Voting Common Stock to be issued shall be rounded up to the nearest whole.

4.3                               Mechanics of Conversion.  The conversion of shares of Series A Preferred Stock shall be conducted in the following manner:

4.3.1                     Holder’s Delivery Requirements.  To convert shares of Series A Preferred Stock into shares of Voting Common Stock on any date (a “Conversion Date”), a Holder shall (A) transmit by electronic mail (or otherwise personally deliver), for receipt on or prior to 4:59 p.m., New York City Time, on such date, a copy of a properly completed notice of conversion executed by the registered Holder of the shares of Series A Preferred Stock subject to such conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Corporation and (B) if required by Section 4.3.5(d), but without delaying the Corporation’s requirement to deliver shares of Voting Common Stock on the applicable Share Delivery Date (as defined below), surrender to a common carrier for delivery to the Corporation as soon as practicable following such date the original certificates representing the shares of Series A Preferred Stock being converted (or compliance with the procedures set forth in Section 14.11) (the “Series A Preferred Stock Certificates”).

4.3.2                     Corporation’s Response.  Upon receipt by the Corporation of copy of a Conversion Notice, the Corporation shall (I) as soon as practicable, but in any event within one (1) Trading Day, send, via electronic mail, a confirmation of receipt of such Conversion Notice to such Holder and the Transfer Agent, which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein and (II) on or before the earlier of (A) the number of Trading Days comprising the Standard Settlement Period and (B) the third (3rd) Trading Day, in each case, following the date of receipt by the Corporation of such Conversion Notice (a “Share Delivery Date”), (1) provided the Transfer Agent is participating in the Depository Trust Corporation (“DTC”) Fast Automated Securities Transfer Program, credit such aggregate number of shares of Voting Common Stock to which such Holder shall be entitled to such Holder’s or its designee’s balance account with

DTC through its Deposit/Withdrawal at Custodian (“DWAC”) system, or (2) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of such Holder or its designee, for the number of shares of Voting Common Stock to which such Holder shall be entitled.  If the number of shares of Series A Preferred Stock represented by the Series A Preferred Stock Certificate(s) submitted for conversion, as may be required pursuant to Section 4.3.5(d), is greater than the number of shares of Series A Preferred Stock being converted, then the Corporation shall, as soon as practicable and in no event later than ten (10) Business Days after receipt of the Series A Preferred Stock Certificate(s) (the “Preferred Stock Delivery Date”) and at its own expense, issue and deliver to such Holder a new Series A Preferred Stock Certificate representing the number of shares of Series A Preferred Stock not converted.

4.3.3                     Dispute Resolution.  In the case of a dispute as to the determination of the VWAP or the arithmetic calculation of the rate of conversion of the Series A Preferred Stock, the Series A Conversion Price, the Corporation Redemption Price or the Holder Redemption Price, the Corporation shall instruct the Transfer Agent to issue to such Holder the number of shares of Voting Common Stock that is not disputed and the Corporation shall submit the disputed determinations or arithmetic calculations via electronic mail within three (3) Business Days of receipt, or deemed receipt, of the Conversion Notice, Corporation Redemption Notice, Holder Redemption Notice or the Fundamental Change Redemption Notice or other event giving rise to such dispute, as the case may be, to the applicable Holder.  If such Holder and the Corporation are unable to agree upon such determination or calculation within two (2) Business Days of such disputed determination or arithmetic calculation being submitted to such Holder, then the Corporation shall, within two (2) Business Days, submit via electronic mail (a) the disputed determination of the VWAP to an independent, reputable investment bank selected by the Corporation and approved by such Holder (such approval not to be unreasonably conditioned, withheld or delayed), or (b) the disputed arithmetic calculation of the rate of conversion of the Series A Preferred Stock, the Series A Conversion Price, the Corporation Redemption Price or the Holder Redemption Price to an independent, outside accountant, selected by the Corporation and approved by such Holder (such approval not to be unreasonably conditioned, withheld or delayed).  The Corporation shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Corporation and the applicable Holder of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.  The expenses of such investment bank or accountant shall be paid by the party whose position was furthest from the amount finally determined.

4.3.4                     Record Holder. The Person or Persons entitled to receive the shares of Voting Common Stock issuable upon a conversion of shares of Series A Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Voting Common Stock on the applicable Conversion Date, irrespective of the date such shares of Voting Common Stock are credited to such Holder’s account with DTC or the date of delivery of the certificates evidencing such shares of Voting Common Stock, as the case may be.

4.3.5                     Corporation’s Failure to Timely Convert.

(a)                                 Cash Damages.  If on or prior to the applicable Share Delivery Date the Corporation shall fail (other than a failure caused by incorrect or incomplete information provided by the Holder) to credit a Holder’s balance account with DTC (or issue and deliver a certificate to such Holder if applicable) for the number of shares of Voting Common Stock to which such Holder is entitled upon such Holder’s conversion of shares of Series A Preferred Stock (a “Conversion Failure”), then in addition to all other available remedies which such holder may pursue hereunder and under the other Transaction Documents, including any indemnification provisions therein, the Corporation shall pay in cash to such Holder on the day after the Share Delivery Date, and on each thirtieth (30th) day thereafter (prorated for periods totaling less than thirty (30) days) during which such Conversion Failure remains uncured, an amount equal to one half percent (0.5%) of the product of (I) the number of shares of Voting Common Stock not issued to such Holder on or prior to the applicable Share Delivery Date and to which such Holder is entitled as set forth in the applicable Conversion Notice and (II) the arithmetic average of the VWAP of the Voting Common Stock on each Trading Day during the period beginning on the applicable Conversion Date and ending on the applicable Share Delivery Date.  In addition to the foregoing, if a Conversion Failure occurs or the Corporation fails to comply with its obligation to deliver shares of Voting Common Stock as contemplated pursuant to clause (ii) below, and if on or after such Trading Day (but prior to the Corporation remedying any such failure) such Holder purchases (in an open market transaction or otherwise) shares of Voting Common Stock relating to the applicable Conversion Failure (a “Buy-In”), then the Corporation shall, within three (3) Trading Days after such Holder’s request and in such Holder’s discretion, pay cash to such Holder in an amount equal to such Holder’s total purchase price (including brokerage commissions and out-of-pocket expenses, if any) for the shares of Voting Common Stock so purchased (such number of shares not to exceed the number of shares of Voting Common Stock failed to be delivered or credited, as applicable) (the “Buy-In Price”), at which point the Corporation’s obligation to deliver such certificate (and to issue such Voting Common Stock) shall terminate.  For the avoidance of doubt, to the extent that the Corporation makes a payment contemplated by the foregoing sentence, the applicable portion of the shares of Series A Preferred Stock to which the Conversion Failure applied shall no longer be outstanding.  Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver certificates representing shares of Voting Common Stock upon conversion of the shares of Series A Preferred Stock as required pursuant to the terms hereof.

(b)                                 Void Conversion Notice.  If for any reason a Holder has not received all of the shares of Voting Common Stock to which such Holder is entitled on the applicable Share Delivery Date with respect to a conversion of shares of Series A Preferred Stock, then such Holder, upon written notice to the Corporation, with a copy to the Transfer Agent, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any shares of Series A Preferred Stock that have not been converted pursuant to such Holder’s Conversion Notice; provided that the voiding of a Holder’s Conversion Notice shall not affect the Corporation’s obligations to make any payments which have accrued prior to the date of such notice pursuant to Section 4.3.5(a) or otherwise.

(c)                                  Pro Rata Conversion; Disputes.  Conversion Notices with an earlier Conversion Date shall have priority over Conversion Notices with a later Conversion

Date.  In the event the Corporation receives a Conversion Notice from more than one Holder for the same Conversion Date and the Corporation can convert some, but not all, of such shares of Series A Preferred Stock, the Corporation shall convert from each Holder electing to have shares of Series A Preferred Stock converted at such time a pro rata amount of such Holder’s shares of Series A Preferred Stock submitted for conversion based on the number of shares of Series A Preferred Stock submitted for conversion on such date by such Holder relative to the number of shares of Series A Preferred Stock submitted for conversion on such date.  In the event of a dispute as to the number of shares of Voting Common Stock issuable to a Holder in connection with a conversion of shares of Series A Preferred Stock, the Corporation shall issue to such Holder the number of shares of Voting Common Stock not in dispute and resolve such dispute in accordance with Section 4.3.3.

(d)                                 Book-Entry.  Notwithstanding anything to the contrary set forth herein, upon conversion of shares of Series A Preferred Stock in accordance with the terms hereof, a Holder thereof shall not be required to physically surrender the certificate representing the shares of Series A Preferred Stock to the Corporation unless (A) the full or remaining number of shares of Series A Preferred Stock represented by the certificate are being converted, in which case such Holder shall deliver such stock certificate to the Corporation as soon as practicable following such conversion or (B) a Holder has provided the Corporation with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of shares of Series A Preferred Stock upon physical surrender of any shares of Series A Preferred Stock.  Each Holder and the Corporation shall maintain records showing the number of shares of Series A Preferred Stock so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holders and the Corporation, so as not to require physical surrender of the certificate representing the shares of Series A Preferred Stock upon each such conversion.  In the event of any dispute or discrepancy, such records of the Corporation establishing the number of shares of Series A Preferred Stock to which the record holder is entitled shall be controlling and determinative in the absence of manifest error.  Notwithstanding the foregoing, if shares of Series A Preferred Stock represented by a certificate are converted as aforesaid, a Holder may not transfer the certificate representing the shares of Series A Preferred Stock unless such Holder first physically surrenders the certificate representing the shares of Series A Preferred Stock to the Corporation, whereupon the Corporation will forthwith issue and deliver upon the order of such Holder a new certificate of like tenor, registered as such Holder may request, representing in the aggregate the remaining number of shares of Series A Preferred Stock represented by such certificate.  A Holder and any assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any shares of Series A Preferred Stock, the number of shares of Series A Preferred Stock represented by such certificate may be less than the number of shares of Series A Preferred Stock stated on the face thereof.  Each certificate for shares of Series A Preferred Stock shall bear the following legend:

ANY TRANSFEREE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE CORPORATION’S CERTIFICATE OF DESIGNATION RELATING TO THE SHARES OF SERIES A PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE, INCLUDING SECTION 4.3.5(d) THEREOF.  THE NUMBER OF SHARES OF SERIES A PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE MAY BE LESS (INCLUDING ZERO) THAN THE NUMBER

OF SHARES OF SERIES A PREFERRED STOCK STATED ON THE FACE HEREOF PURSUANT TO SECTION 4.3.5(d) OF THE CERTIFICATE OF DESIGNATION RELATING TO THE SHARES OF SERIES A PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE.

A Holder of Series A Preferred Stock shall indemnify and hold the Corporation harmless from all costs, expenses, losses and damages incurred or suffered by the Corporation as a result of the failure of such Holder to deliver certificates representing shares of Series A Preferred Stock that have been redeemed or converted into Voting Common Stock.

4.3.6                     Reservation of Shares.  The Corporation shall at all times when the Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its duly authorized shares of Voting Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Voting Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Voting Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation.  Before taking any action which would cause an adjustment reducing the Series A Conversion Price below the then par value of the shares of Voting Common Stock issuable upon conversion of the Series A Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Voting Common Stock at such adjusted Series A Conversion Price.

4.3.7                     Effect of Conversion.  All shares of Series A Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Voting Common Stock in exchange therefor and to receive payment of any declared but unpaid dividends thereon.  Any shares of Series A Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series A Preferred Stock accordingly.

4.4                               Adjustment for Stock Splits and Combinations.  If the Corporation shall at any time or from time to time after the date on which the first shares of Series A Preferred Stock was issued (the “Series A Original Issue Date”) effect a subdivision of the outstanding Common Stock, the Series A Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Voting Common Stock outstanding.  If the Corporation shall at any time or from time to time after the Series A Original Issue Date combine the outstanding shares of Voting Common Stock, the Series A Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding.  Any adjustment under this section shall become effective at the close of business on the date the subdivision or combination becomes effective.

4.5                               Adjustment for Certain Dividends and Distributions.  In the event the Corporation at any time or from time to time after the Series A Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Series A Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Series A Conversion Price then in effect by a fraction:

(1)                                 the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2)                                 the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series A Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series A Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (b) that no such adjustment shall be made if the holders of Series A Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock on the date of such event.

4.6                               Adjustment for Merger or Reorganization, etc.  Subject to the provisions of Section 2.5, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Series A Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Section 4.4), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series A Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series A Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Section

4 with respect to the rights and interests thereafter of the holders of the Series A Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Series A Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series A Preferred Stock.  For the avoidance of doubt, nothing in this Section 4.6 shall be construed as preventing the holders of Series A Preferred Stock from seeking any appraisal rights to which they are otherwise entitled under the General Corporation Law in connection with a merger triggering an adjustment hereunder, nor shall this Section 4.6 be deemed conclusive evidence of the fair value of the shares of Series A Preferred Stock in any such appraisal proceeding.

4.7                               [Reserved.]

4.8                               Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than five (5) Business Days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series A Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series A Preferred Stock (but in any event not later than five (5) Business Days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Series A Conversion Price then in effect, and (ii) the number of shares of Voting Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series A Preferred Stock.

4.9                               Notice of Record Date.  In the event:

(a)                                 the Corporation shall take a record of the holders of its Voting Common Stock (or other capital stock or securities at the time issuable upon conversion of the Series A Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(b)                                 of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, any Deemed Liquidation Event or obtaining knowledge of a Fundamental Change; or

(c)                                  of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Series A Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Voting Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Series A Preferred Stock) shall be entitled to exchange their shares of Voting Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Series A Preferred Stock and the Voting Common Stock.  Such notice shall be sent at least ten (10) days prior to the record date or effective date for the event specified in such notice.

4.10                        Limitation on Conversions.  Notwithstanding anything to the contrary contained in Section 4 or 5 of this Certificate of Designation, at any time prior to the time the Corporation obtains Stockholder Approval, the Corporation shall not effect the conversion of any portion of shares of Series A Preferred Stock, and no Holder shall have the right to convert any portion of shares of Series A Preferred Stock pursuant to the terms and conditions of this Certificate of Designation and any such conversion shall be null and void and treated as if never made, to the extent that after giving effect to such conversion, such Holder together with the other Attribution Parties collectively would beneficially own in excess of 19.99% (the “Maximum Percentage”) of the number of shares of Common Stock outstanding immediately after giving effect to such conversion.  For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by a Holder and its other Attribution Parties shall include the number of shares of Common Stock held by such Holder and all of its other Attribution Parties plus the number of shares of Voting Common Stock issuable upon conversion of the shares of Series A Preferred Stock with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted shares of Series A Preferred Stock beneficially owned by such Holder or any of its other Attribution Parties and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including, without limitation, any convertible notes or convertible preferred stock or warrants) beneficially owned by such Holder or any of its other Attribution Party subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 4.10.  For purposes of this Section 4.10, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act.  For purposes of determining the number of outstanding shares of Voting Common Stock a Holder may acquire upon the conversion of shares of Series A Preferred Stock without exceeding the applicable Maximum Percentage, such Holder may rely on the number of outstanding shares of Voting Common Stock as reflected in (x) the Corporation’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the SEC, as the case may be, (y) a more recent public announcement by the Corporation or (z) any other written notice by the Corporation or the Transfer Agent setting forth the number of shares of Common Stock outstanding (the “Reported Outstanding Share Number”).  If the Corporation receives a Conversion Notice from a Holder at a time when the actual number of outstanding shares of Common Stock is less than the Reported Outstanding Share Number, the Corporation shall (i) notify such Holder in writing of the number of shares of Common Stock then outstanding and, to the extent that such Conversion Notice would otherwise cause such Holder’s beneficial ownership, as determined pursuant to this Section 4.10, to exceed the applicable Maximum Percentage, such Holder must notify the Corporation of a reduced number of shares of Voting

Common Stock to be purchased pursuant to such Conversion Notice.  For any reason at any time, upon the written or oral request of any Holder, the Corporation shall within three (3) Trading Days confirm orally and in writing or by electronic mail to such Holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Voting Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the shares of Series A Preferred Stock, by such Holder and any of its other Attribution Party since the date as of which the Reported Outstanding Share Number was reported.  In the event that the issuance of shares of Voting Common Stock to a Holder upon exercise of such Holder’s shares of Series A Preferred Stock results in such Holder and its other Attribution Parties being deemed to beneficially own, in the aggregate, more than the applicable Maximum Percentage of the number of outstanding shares of Common Stock (as determined under Section 13(d) of the Exchange Act), the number of shares so issued by which such Holder’s and its other Attribution Parties’ aggregate beneficial ownership exceeds the applicable Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and such Holder shall not have the power to vote or to transfer the Excess Shares.  For purposes of clarity, the shares of Common Stock underlying the shares of Series A Preferred Stock in excess of the Maximum Percentage shall not be deemed to be beneficially owned by a Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the Exchange Act.  The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 4.10 to the extent necessary to correct this paragraph or any portion of this paragraph which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 4.10 or to make changes or supplements necessary or desirable to properly give effect to such limitation.  The limitation contained in this paragraph may not be waived and shall apply to a successor holder of shares of Series A Preferred Stock.

5.                                      Mandatory Conversion.

5.1                               Election by Majority of Series A Preferred.

5.1.1                     Upon the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), then all outstanding shares of Series A Preferred Stock shall automatically be converted into shares of Voting Common Stock, at the applicable ratio described in Section 4.1.1 based on the then effective conversion rate as calculated pursuant to Section 4.  All holders of record of shares of Series A Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Series A Preferred Stock pursuant to this Section 5.  Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time.

5.1.2                     The Corporation shall deliver within not more than two (2) Trading Days following the Mandatory Conversion Time a written notice thereof by electronic mail to all Holders and the Transfer Agent (a “Mandatory Conversion Notice”).  The Mandatory Conversion Notice shall be irrevocable and shall (i) state (a) the Trading Day of the Mandatory

Conversion Time and (b) the number of shares of Voting Common Stock to be issued to such Holder.

5.2                               Mandatory Conversion upon Failure to Accept Redemption pursuant to Section 6.  If any holder of shares of Series A Preferred Stock fails to deliver to the Corporation a Redemption Acceptance Notice (as defined below) by the Corporation Redemption Date (as defined below), then all outstanding shares of Series A Preferred Stock held by such holder automatically shall be converted into shares of Voting Common Stock, at the applicable ratio described in Section 4.1.1 based on the then effective conversion rate as calculated pursuant to Section 4.  Such mandatory conversion shall occur effective as of the Corporation Redemption Date.

5.3                               Mechanics of Mandatory Conversion.  The provisions of Sections 4.2, 4.3 (other than clause (A) of Section 4.3.1) and 4.8 shall apply to any mandatory conversion pursuant to this Section 5.

6.                                      Optional Redemption.

6.1                               General.  At any time following the first anniversary of Series A Original Issue Date, if the Call Conditions (as defined below) are satisfied as of the date of the Corporation Redemption Notice (as defined below), the Corporation may elect to redeem shares of Series A Preferred Stock at a per share price equal to two (2) times the Series A Original Issue Price (the “Corporation Redemption Price”) by providing a Corporation Redemption Notice to each holder of record of Series A Preferred Stock as provided in Section 6.2.  “Call Conditions” shall mean the satisfaction of all of the following conditions:  (i) the average VWAP (as defined below) of the Common Stock for the immediately preceding thirty-day period shall be at least $1.00 (as adjusted to reflect any stock dividend, stock split, reverse stock split, combination or other similar recapitalization with respect to the Voting Common Stock from and after the date hereof); (ii) the Effective Date (as defined in the Purchase Agreement) shall have occurred and the prospectus applicable to the resale of Registerable Securities (as defined in the Purchase Agreement) shall be available for immediate use and no stop order shall have been issued with respect to such prospectus and no proceeding seeking such a stop order is pending; (iii) the average weekly trading volume of the Common Stock for the immediately preceding four (4) full calendar weeks shall be no less than ten percent (10%) of the number of shares of Voting Common Stock issuable upon conversion of the number of shares of Series A Preferred Stock that are being redeemed by the Corporation pursuant to the Corporation Redemption Notice;  and (iv) the shares of Voting Common Stock issuable on conversion of the Series A Preferred Stock are listed on Nasdaq or another national securities exchange.

6.2                               Certain Limitations.  The Corporation may elect to exercise its right to redeem Series A Preferred Stock pursuant to this Section 6 only two times and in the amounts set forth below.

6.2.1                     The first time that the Corporation exercises its right to redeem Series A Preferred Stock pursuant to this Section 6, the aggregate Redemption Price of all outstanding shares of Series A Preferred Stock subject to redemption pursuant to the Corporation Redemption Notice must be at least $9,199,001.

6.2.2                     The second time that the Corporation exercises its right to redeem Series A Preferred Stock pursuant to this Section 6, the Corporation must elect to redeem all remaining shares of Series A Preferred Stock which are then outstanding.

6.3                               Corporation Redemption Notice.  The Corporation shall send written notice of its election to redeem shares of Series A Preferred Stock (the “Corporation Redemption Notice”) to each holder of record of Series A Preferred Stock not less than fifteen (15) days, and no more than thirty (30) days, prior to the Corporation Redemption Date (as defined below).  The Corporation Redemption Notice shall state:

(a)                                 the number of shares of Series A Preferred Stock held by the holder that the Corporation intends to redeem on the Corporation Redemption Date;

(b)                                 the date on which the Corporation shall redeem such shares (the “Corporation Redemption Date”) and the Redemption Price;

(c)                                  the date upon which the holder’s right to convert such shares terminates (as determined in accordance with Section 4.1); and

(d)                                 subject to Section 14.11 below, for holders of shares in certificated form, that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Series A Preferred Stock to be redeemed.

6.4                               Surrender of Certificates; Payment.  Unless a holder desires to convert such shares as provided in Section 5.2, on or before the Corporation Redemption Date, each holder of shares of Series A Preferred Stock to be redeemed on the Corporation Redemption Date, shall provide to the Corporation a written notice accepting the offer of the Corporation in the Redemption Notice (a “Redemption Acceptance Notice”) and if a holder of shares in certificated form, surrender the certificate or certificates representing such shares, subject to Section 14.11 below, to the Corporation, in the manner and at the place designated in the Corporation Redemption Notice, and thereupon the Corporation Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof.  In the event that less than all of the shares of Series A Preferred Stock represented by a certificate (subject to Section 14.11 below) are redeemed, a new certificate, instrument, or book entry representing the unredeemed shares of Series A Preferred Stock shall promptly be issued to such holder.

6.5                               Rights Subsequent to Redemption.  If the Corporation Redemption Notice shall have been duly given, and if on the Corporation Redemption Date the Corporation Redemption Price payable upon redemption of the shares of Series A Preferred Stock to be redeemed on the Corporation Redemption Date is paid or tendered for payment, set aside in a separate company bank account or otherwise made available or deposited with an independent payment agent so as to be available therefor in a timely manner, then, subject to Section 14.11 below, notwithstanding that any certificates evidencing any of the shares of Series A Preferred Stock so called for redemption shall not have been surrendered, all rights with respect to such shares shall forthwith after the Corporation Redemption Date terminate, except only the right of the holders to receive the Corporation Redemption Price without interest upon surrender of any such certificate or certificates therefor.

7.                                      Mandatory Redemption.

7.1                               General.  If a Redemption Event has occurred as of the Measurement Date, the holders of at least a majority of the shares of Series A Preferred Stock then outstanding may require the Corporation to redeem, subject to compliance with Delaware law, all shares of Series A Preferred Stock then outstanding at a per share purchase price equal to $2.3057, subject to appropriate adjustment in the event of any stock dividend, stock split, reverse stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock (the “Holder Redemption Price”) by providing written notice requesting such redemption (the “Redemption Request”) to the Corporation within sixty (60) days following the Measurement Date.  The Redemption Request shall specify the date (the “Holder Redemption Date”) on which such shares are to be redeemed, which shall not be less than sixty (60) days after the date of the Redemption Request.  “Redemption Event” shall mean the occurrence as of the Measurement Date of any one of the following events: (i) the Corporation’s consolidated net revenues (including royalties and profit sharing), calculated in accordance with GAAP, attributable to the Mytesi products approved by the Food and Drug Administration (excluding extraordinary items) (“Mytesi Revenues”) for the six-month period ending March 31, 2021 are less than $22,000,000; (ii) the average VWAP of the Common Stock for the thirty (30) days immediately preceding the Measurement Date is less than $1.00 (as adjusted to reflect any stock dividend, stock split, reverse stock split, combination or other similar recapitalization with respect to the Voting Common Stock from and after the date hereof); or (iii) the Corporation fails to file with the Securities and Exchange Commission on or before June 30, 2021, its Form 10-Q for the three months ending March 31, 2021.  “Measurement Date” shall mean the later of (i) April 30, 2021 and (ii) the date on which the Corporation files its Form 10-Q for the three months ending March 31, 2021, but if the Corporation fails to so file such Form 10-Q, in no event shall the Measurement Date be later than June 30, 2021.  If, on the Holder Redemption Date, Delaware law governing distributions to stockholders prevents the Corporation from redeeming all of the shares of Series A Preferred Stock then outstanding, the Corporation shall ratably redeem the maximum number of shares of Series A Preferred Stock that it may redeem consistent with such law, and the Corporation agrees to use its best efforts to redeem the remaining shares of Series A Preferred Stock as soon as it may lawfully do so, including, without limitation, revaluating its assets in accordance with applicable law to make funds legally available under applicable law for such redemption.  All Holders’ rights to deliver a Redemption Request shall terminate if, prior to the Measurement Date, both (i) the Mytesi Revenues for any six-month period ending at the end of a calendar quarter are equal to or exceed $22,000,000 and (ii) the average VWAP of the Common Stock for the thirty (30) days immediately preceding the end of such calendar quarter is equal to or greater than $1.00 (as adjusted to reflect any stock dividend, stock split, reverse stock split, combination or other similar recapitalization with respect to the Voting Common Stock from and after the date hereof).  Furthermore, in the event that the Corporation validly exercises its right to issue a Corporation Redemption Notice and the Holders validly exercise their right to issue a Redemption Request, the Corporation Redemption Notice shall control and the Redemption Request shall be of no effect so long as the Corporation Redemption Notice applies to all of the shares of Series A Preferred Stock then outstanding, and so long as the Corporation makes full payment of the aggregate Corporation Redemption Price for all such shares.

7.2                               Holder Redemption Notice.  Within five (5) Business Days of the Corporation’s receipt of a Redemption Request, the Corporation shall send written notice of the mandatory redemption (the “Holder Redemption Notice”) to each holder of record of Series A Preferred Stock.  The Holder Redemption Notice shall state:

(a)                                 the number of shares of Series A Preferred Stock held by the holder that the Corporation shall redeem on the Holder Redemption Date;

(b)                                 the Holder Redemption Date and the Holder Redemption Price;

(c)                                  the date upon which the holder’s right to convert such shares terminates (as determined in accordance with Subsection 4.1); and

(d)                                 subject to Section 14.11 below, for holders of shares in certificated form, that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Series A Preferred Stock to be redeemed.

7.3                               Surrender of Certificates; Payment.  On or before the Holder Redemption Date, each holder of shares of Series A Preferred Stock to be redeemed on the Holder Redemption Date, unless such holder has exercised his, her or its right to convert such shares as provided in Section 4, shall, if a holder of shares in certificated form, surrender, subject to Section 14.11 below, the certificate or certificates representing such shares to the Corporation, in the manner and at the place designated in the Holder Redemption Notice, and thereupon the Holder Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof.  Subject to Section 14.11 below, in the event less than all of the shares of Series A Preferred Stock represented by a certificate are redeemed, a new certificate, instrument, or book entry representing the unredeemed shares of Series A Preferred Stock shall promptly be issued to such holder.

7.4                               Rights Subsequent to Redemption.  If the Holder Redemption Notice shall have been duly given, and if on the Holder Redemption Date the Holder Redemption Price payable upon redemption of the shares of Series A Preferred Stock to be redeemed on the Holder Redemption Date is paid or tendered for payment, set aside in a separate company bank account or otherwise made available or deposited with an independent payment agent so as to be available therefor in a timely manner, then, subject to Section 14.11 below, notwithstanding that any certificates evidencing any of the shares of Series A Preferred Stock so called for redemption shall not have been surrendered, all rights with respect to such shares shall forthwith after the Holder Redemption Date terminate, except only the right of the holders to receive the Holder Redemption Price without interest upon surrender of any such  certificate or certificates therefor.

7.5                               Interest.  If any shares of Series A Preferred Stock are not redeemed for any reason on the Holder Redemption Date, all such unredeemed shares shall remain outstanding and entitled to all the rights and preferences of the Series A Preferred Stock provided herein, and the Corporation shall pay interest on the Holder Redemption Price applicable to such unredeemed shares at an aggregate per annum rate equal to eleven percent (11%) (increased by one and a half percent (1.5%) each three-month period following the Holder Redemption Date until the Redemption Price, and any interest thereon, is paid in full), with such interest to accrue and be compounded quarterly; provided, however, that in no event shall such interest rate exceed the lesser of (i) twenty-four percent (24%) per annum and (ii) the maximum permitted rate of interest under applicable law.

7.6                               Notices.  In order to facilitate the exercise of the rights of the holders of Series A Preferred Stock under this Section 7, the Corporation shall, at its expense, as promptly as reasonably practicable but in any event not later than five (5) Business Days after the Corporation acquires knowledge of either event specified in Section 7.6(i) and (ii), provide to each holder of Series A Preferred Stock a written notice containing:

(i)                                     Notice of the occurrence of any Redemption Event which has occurred; and/or

(ii)                                  Notice of the occurrence of any event contemplated by the penultimate sentence of Section 7.1 which has resulted in the termination of the rights of the holders of Series A Preferred Stock under this Section 7, together with detailed supporting information therefor.

Furthermore, the Corporation shall, as promptly as reasonably practicable after the written request at any time of holders holding at least a majority of the shares of  Series A Preferred Stock then outstanding (but in any event not later than five (5) Business Days thereafter), furnish or cause to be furnished to such holders a certificate setting forth the calculation of Mytesi Revenues for the most recent six month period ended as of the end of the most recent calendar quarter for which audited or unaudited consolidated financial statements of the Corporation have been published.  In the event of a dispute by the holders as to the occurrence of an event described in clause (ii), such dispute shall be submitted to an independent reputable investment bank or an independent, outside accountant pursuant to the terms of Section 4.3.3, and Section 4.3.3 shall apply mutandis mutandis to the resolution of such dispute (except, in the case of a dispute involving the calculation of Mytesi Revenues, the reference to two (2) Business Days shall be ten (10) Business Days and the reference to five (5) Business Days shall be twenty (20) Business Days).

8.                                      Steps to Ensure Compliance with Redemption Provisions.  If any shares of Series A Preferred Stock remain outstanding as of December 1, 2020, the following provisions in this Section 8 shall apply:

8.1                               By December 1, 2020, the Corporation shall take reasonable steps to interview and select an investment banking firm of national standing (and other appropriate professionals, including a quality of earnings accounting firm, an independent investment banking firm to provide a fairness opinion, and transaction counsel (who may be the Corporation’s existing corporate and securities counsel)) who shall be engaged to conduct preparatory work to commence a sale process of the Corporation and its Subsidiaries as promptly as possible after the receipt of a Redemption Request.

8.2                               Sagard (or if Sagard ceases to hold a majority of the outstanding shares of Series A Preferred Stock, the holders of such majority at the time) shall have the right to participate in, and provide comments with respect to, the selection of such investment bank and other professional services firms, and any such preparatory work and sale process, and the process below, including the right to receive updates, timelines, bidder lists, summaries of bids and proposals, and other information.

8.3                               If and to the extent that the Corporation fails to pay the Holder Redemption Price on the Holder Redemption Date (for whatever reason, including the application of the redemption provisions of Delaware law, the terms of loan documents or otherwise), the Corporation shall promptly commence in good faith a sale process to solicit proposals for the sale of the Corporation and its Subsidiaries (or, alternatively, the sale of material assets designed to yield sufficient proceeds to pay the full Holder Redemption Price).

8.4                               The Corporation shall provide regular updates regarding the status thereof to the Board of Directors, including the Series A Directors.

8.5                               The Corporation shall submit all proposals to the Board of Directors for review and approval.  In evaluating any such proposals in the exercise of their fiduciary duties to all stockholders, the Board of Directors shall be obligated to take into account the negative effect upon other stockholders of any delay in payment of the Holder Redemption Price and the increasing premium upon the Holder Redemption Price if the Holder Redemption Price is not timely paid.

8.6                               If the Board of Directors approves any such sale, the Corporation shall, and shall cause its Subsidiaries to, take all reasonable steps to promptly negotiate and execute applicable transaction documents and submit such sale to the stockholders for approval.

8.7                               The Corporation shall not amend (including by merger, consolidation, recapitalization or otherwise) this Certificate of Designation, its Bylaws or its Certificate of Incorporation or enter into any agreement in contravention of the covenants set forth in this Section 8 which actions are intended to interfere with or otherwise impair the Redemption Request rights under Section 7 or redemption rights under Section 9.

8.8                               Sagard (or if Sagard ceases to hold a majority of the outstanding shares of Series A Preferred Stock, the holders of such majority at the time) shall have the right of specific performance to enforce its rights in this Section 8, without the necessity of posting a bond or other security.  In the event of litigation relating to enforce the Holders’ rights under this Section 8, the non-prevailing party (as determined by a court of competent jurisdiction in a final, non-appealable order) will reimburse the other party for its reasonable legal fees incurred in connection with such litigation, including any appeal therefrom.

8.9                               From and after the delivery date of the Redemption Request and until the completion of such redemption, after payment of trade payables and wages, the proceeds of the issuance of any equity securities, or securities convertible into or exercisable or exchangeable for equity securities, shall solely and exclusively be applied to (A) any mandatory prepayment of Indebtedness of the Corporation and/or (B) towards payment of the Holder Redemption Price.

8.10                        The rights and obligations under this Section 8 shall automatically terminate and be of no further force and effect (i) immediately before the consummation of a Deemed Liquidation Event or (ii) if a Redemption Event has not occurred as of the Measurement Date.

9.                                      Fundamental Change — Mandatory Offer to Purchase or Redemption.

9.1                               Upon the occurrence of a Fundamental Change, the Corporation (or its successor) shall take the following actions, as the case may be:

9.1.1                     if such Fundamental Change is a No-Proceeds Fundamental Change, the Corporation shall make an offer to repurchase, at the option and election of each Holder thereof, any and all of the outstanding shares of Series A Preferred Stock at a price per share equal to the Fundamental Change Price;

9.1.2                     if such Fundamental Change is a Stock Fundamental Change, the Corporation shall make an offer to repurchase, at the option and election of each Holder thereof, any and all of the outstanding shares of Series A Preferred Stock at a price per share equal to the Fundamental Change Price; and

9.1.3                     if such Fundamental Change is a Cash Fundamental Change, the Corporation shall redeem all, but not less than all, of the outstanding shares of Series A Preferred Stock at a price per share equal to the Fundamental Change Price (for the avoidance of doubt, the mechanics of a redemption pursuant to this Section 9.1.3, other than with regards to the Fundamental Change Price, shall be as set forth in Section 6).

The term “Repurchase Offer” means any offers to repurchase shares of Series A Preferred Stock made by the Corporation pursuant to Section 9.1.1 or 9.1.2.

9.2                               The “Fundamental Change Price” for each share of Series A Preferred Stock, as of any date, shall be calculated as the sum of (i) the amount payable in respect of such share under Section 2.1 as of such date, plus (ii) any and all accrued and unpaid dividends upon the Series A Preferred Stock, whether or not declared, as of the date of the Fundamental Change, plus (iii) the Participation Amount.  For the avoidance of doubt, upon the occurrence of a Fundamental Change, after a Holder of shares of Series A Preferred Stock has received the Fundamental Change Price with respect to each share of Series A Preferred Stock held by such Holder, no other amounts shall be payable to such Holder which have been redeemed or repurchased solely on account of its ownership of the shares of Series A Preferred Stock.

9.3                               The Corporation shall pay the Fundamental Change Price to the Holders in cash; provided, that, so long as (i) the Voting Common Stock will, immediately following such Fundamental Change, continue to be traded on NASDAQ or other national securities exchange on which the Voting Common Stock is traded immediately prior to such Fundamental Change and (ii) the Trading Price of the Voting Common Stock upon the occurrence of the Fundamental Change is higher than the last Closing Price of the Voting Common Stock on NASDAQ (or other national securities exchange) immediately prior to the Closing Date, the Corporation may, at its election (to be made in whole and not in part with respect to each such Holder) pay the portion of the Fundamental Change Price arising under clause (iii) of the definition thereof by issuing to such Holder, in lieu of a cash payment and in respect of any shares of Series A Preferred Stock, the number of Freely Tradable shares of Common Stock obtained by dividing the portion of the Fundamental Change Price attributable to the Participation Amount by the Trading Price (it being understood that such Trading Price is the same Trading Price as that used to determine the Participation Amount).

9.4                               Mechanics of Repurchase.

9.4.1                     As soon as practicable (but in any event, within two (2) Business Days) after the announcement of a transaction or execution of an agreement that could result in, a No-Proceeds Fundamental Change or Stock Fundamental Change, as the case may be, the Corporation shall commence the Repurchase Offer by delivering a notice (the “Repurchase Notice”), addressed to the Holders of record of the shares of Series A Preferred Stock as they appear in the books and records of the Corporation as of the date that such Repurchase Notice is first sent to the Holders.  The “Repurchase Date” shall be (x) in the case of a Stock Fundamental Change, the date on which such Stock Fundamental Change occurs, but in any event, prior to or simultaneously with any corresponding payments, if any, made with respect to Common Stock and (y) in the case of a No-Proceeds Fundamental Change, a date no later than ten (10) days following the date of such No-Proceeds Fundamental Change having occurred (including, for these purposes, the filing of a Schedule 13D pursuant to the Exchange Act), provided that, in any event, the Repurchase Date shall occur following the expiration of the applicable Offer Period.

9.4.2                     Each Repurchase Notice shall be in writing and must state: (A) that the Fundamental Change Offer may be accepted (subject to the occurrence of the Fundamental Change) by delivery of a written notice specifying the number of shares of Series A Preferred Stock to be repurchased prior to the expiration of the applicable offer period (including a description of such offer period); (B) the expected Fundamental Change Price as of the expected Repurchase Date (it being understood that the actual Fundamental Change Price will be calculated as of the actual Repurchase Date); (C) the name of the paying agent to whom, and the address of the place to where, the shares of Series A Preferred Stock are to be surrendered for payment of the Fundamental Change Price; (D) that any shares of Series A Preferred Stock not tendered for payment shall continue to be outstanding and holders thereof shall remain entitled to, among other things, all rights, privileges and preferences in respect thereof; and (E) the circumstances and material facts regarding such Fundamental Change, including the actual or expected date of the Fundamental Change and, to the extent known, the Repurchase Date.

9.4.3                     The Corporation shall be obligated to repurchase, on the Repurchase Date, the aggregate number of shares of Series A Preferred Stock so requested in writing by Holders thereof prior to the expiration of the Offer Period at a price per share equal to the Fundamental Change Price.  If fewer than all the shares of Series A Preferred Stock represented by any certificate are to be repurchased, the Corporation shall promptly issue to the applicable Holder a new certificate representing the unrepurchased shares of Series A Preferred Stock without cost to the Holder.

9.5                               Notwithstanding this Section 9, the Fundamental Change Offer shall be subject to, and be made in compliance with, all applicable federal and state securities laws,

including any applicable time periods.  The Corporation shall notify the Holders of the results of the Repurchase Offers on or as soon as practicable after the Repurchase Date.

9.6                               The following provisions apply with respect to certain redemptions and repurchases of shares of Series A Preferred Stock pursuant to this Section 9 as set forth below:

9.6.1                     without limiting any other rights and remedies in this Certificate of Designation, if the funds of the Corporation legally available under applicable law for redemption or repurchase of shares of Series A Preferred Stock on any Redemption Date or Repurchase Date, as the case may be, are insufficient to redeem or repurchase the total number of shares of Series A Preferred Stock to be redeemed or repurchased on such date pursuant to this Section 9, then (i) those funds which are legally available under applicable law shall be used to redeem or repurchase the maximum possible number of shares of Series A Preferred Stock (including fractional shares) ratably among the Holders to be redeemed or repurchased based on the respective amounts which would otherwise be payable in respect of the shares of Series A Preferred Stock to be redeemed or repurchased if the legally available funds under applicable law were sufficient to redeem all shares of Series A Preferred Stock to be redeemed, (ii) the Corporation shall take all actions required or permitted under applicable law to permit the redemption or repurchase of the Series A Preferred Stock, including, without limitation, through the revaluation of its assets in accordance with applicable law, to make funds legally available under applicable law for such redemption, and (iii) shall redeem the remaining shares of Series A Preferred Stock, or portions thereof, to have been redeemed as soon as practicable after the Corporation has funds legally available under applicable law; and

9.6.2                     if the Corporation has determined to pay the Participation Amount in connection with a redemption or repurchase of shares of Series A Preferred Stock in accordance this Section 9 in shares of Freely Tradable Common Stock (in lieu of cash), the Corporation shall issue to each Holder one or more stock certificates representing such number of shares of Freely Tradable Common Stock to which such Holder is entitled, free of all liens and charges, and not subject to any preemptive rights.

10.                               Consolidations and Mergers.  Notwithstanding anything else contained herein (including Section 9), if the Corporation enters into any transaction of merger or consolidation, and (i) the Corporation is not the surviving entity following such event and (ii) one or more shares of Series A Preferred Stock have not been redeemed or repurchased as of, or immediately following, such event, then (x) each remaining share of Series A Preferred Stock shall be canceled and extinguished and automatically converted into the right to receive one fully paid and nonassessable share of a newly-designated series of Preferred Stock (the “New Preferred Stock”) of the surviving entity having in respect of such successor the same powers, designations, preferences, rights and the qualifications, limitations or restrictions (to the fullest extent practicable) thereon, that the share of Series A Preferred Stock had immediately prior to such transaction and (y) the Corporation shall deliver to the Holders a certificate executed by a senior officer of the Corporation stating that such transaction complies herewith.

11.                               Redeemed, Converted or Otherwise Acquired Shares.  Any shares of Series A Preferred Stock that are redeemed, converted or otherwise acquired by the Corporation or any of its Subsidiaries in accordance with the terms of this Certificate of Designation shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred.  From and after the earlier of such time when (1) all shares of Series A Preferred Stock have been redeemed in accordance with the terms hereof and (2) all then outstanding shares of Series A Preferred Stock have been converted into shares of Voting Common Stock in accordance with the terms hereof, all rights of equity holders under Section 2 above automatically shall terminate (subject to the reinstatement rights of Holders pursuant to Section 5.16 of the Purchase Agreement).  Neither the Corporation nor any of its Subsidiaries may exercise any voting or other rights granted to the holders of Series A Preferred Stock following redemption or conversion.

12.                               Nasdaq Compliance.  Without limiting Section 4.10 above, the Corporation shall not issue any shares of Voting Common Stock upon conversion of the Series A Preferred Stock if and only to the extent that the issuance of such shares of Voting Common Stock would exceed the aggregate number of shares of Common Stock which the Corporation may issue upon conversion of the Series A Preferred Stock and the other securities issued pursuant to the terms of the Purchase Agreement or otherwise without breaching the rules or regulations of the Nasdaq Stock Market (including rules related to the aggregate of offerings under NASDAQ Stock Market Rule 5635(d) and rules related to a change of control under NASDAQ Stock Market Rule 5635(b)), except that such limitation shall not apply in the event that the Corporation obtains the approval of its stockholders as required by the applicable rules of the Nasdaq Stock Market for issuances of such shares of Common Stock.  The determination of the applicability of the limitation contained in this Section 12 shall be made by the Corporation in accordance with the rules and regulations of the Nasdaq Stock Market.

13.                               Definitions.  Capitalized terms used but not otherwise defined in this Certificate of Designation shall have the meanings ascribed to them in the Corporation’s Certificate of Incorporation, as in effect from time to time.

13.1                        “Affiliate” means with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such Person as such terms are used in and construed under Rule 405 under the Securities Act.

13.2                        “Attribution Parties” means, collectively, the following Persons and entities: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the Series A Issuance Date, directly or indirectly managed or advised by such Holder’s investment manager or any of its Affiliates or principals, (ii) any direct or indirect Affiliates of such Holder or any of the foregoing, (iii) any Person acting or who could be deemed to be acting as a Group together with such Holder or any of the foregoing and (iv) any other Persons whose beneficial ownership of the Corporation’s Common Stock would or could be aggregated with such Holder’s and the other Attribution Parties for purposes of Section 13(d) of the Exchange Act.  For clarity, the purpose of the foregoing is to subject collectively such Holder and all other Attribution Parties to the applicable Maximum Percentage.

13.3                        “Business Day” means any weekday that is not a legal holiday in New York, New York and is not a day on which banking institutions in New York, New York are authorized or required by law or regulation to be closed.

13.4                        “Cash Fundamental Change” means a Fundamental Change in which, as a result of or in connection therewith, all holders of the Common Stock are entitled to exchange their Common Stock only for all-cash proceeds.

13.5                        “Certificate of Designation” means this Certificate of Designation of Series A Convertible Participating Preferred Stock of the Corporation.

13.6                        “Closing Price” of the Common Stock (or other relevant capital stock or equity interest) on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of the Common Stock (or other relevant capital stock or equity interest) on NASDAQ on such date. If the Common Stock (or other relevant capital stock or equity interest) is not traded on NASDAQ on any date of determination, the Closing Price of the Common Stock (or other relevant capital stock or equity interest) on such date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national securities exchange on which the Common Stock (or other relevant capital stock or equity interest) is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national securities exchange on which the Common Stock (or other relevant capital stock or equity interest) is so listed or quoted, or if the Common Stock (or other relevant capital stock or equity interest) is not so listed or quoted on a U.S. national securities exchange, the last quoted bid price for the Common Stock (or other relevant capital stock or equity interest) in the over-the-counter market as reported by Pink Sheets LLC or similar organization, or, if that bid price is not available, the market price of the Common Stock (or other relevant capital stock or equity interest) on that date as determined by an Independent Financial Expert retained by the Corporation for this purpose.  All references herein to the “Closing Price” and “last reported sale price” of the Common Stock (or other relevant capital stock or equity interest) on NASDAQ shall be such closing sale price and last reported sale price as reflected on the website of NASDAQ (http://www.nasdaq.com).

13.7                        “Common Stock” means the Voting Common Stock and/or the Non-Voting Common Stock.

13.8                        “Common Stock Preference Amount” has the meaning set forth in Section 2.3 above.

13.9                        “Contingent Obligation” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to or otherwise to invest in a debtor, or otherwise to assure a creditor against loss) any indebtedness, obligation or other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person; provided, however, for the avoidance of doubt, any warranty or customary contractual indemnities in respect of assets sold in the ordinary course of business shall not be considered “Contingent Obligations”.  The amount of any Person’s obligation in respect of any Contingent Obligation shall (subject to any limitation set forth therein) be deemed to be the principal amount of the debt, obligation or other liability supported thereby.

13.10                 “CVP” means Chicago Venture Partners, L.P., a Utah limited partnership.

13.11                 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

13.12                 “Fair Market Value” means

13.12.1                               in the case of cash, the amount thereof;

13.12.2                               in the case of shares of stock where, at least thirty (30) days prior to the issuance thereof, other shares of the same class had been listed on NASDAQ (or another U.S. national securities exchange that is the primary market for the trading of the Common Stock), the VWAP of such stock for the five (5) consecutive Trading Days immediately preceding the day as of which Fair Market Value is being determined;

13.12.3                               in the case of shares of stock where, at least thirty (30) days prior to the issuance thereof, other shares of the same class had not been listed on NASDAQ (or another U.S. national securities exchange that is the primary market for the trading of the Common Stock), but had been listed in the over-the-counter market as reported by Pink Sheets LLC or similar organization, the VWAP of such stock for the five (5) consecutive Trading Days on which shares of such stock have traded on such over-the-counter market immediately preceding the day as of which Fair Market Value is being determined; or

13.12.4                               in the case of securities not covered by clause 13.10.2 or 13.10.3 above and in the case of other property not covered by clause 13.10.1, 13.10.2 or 13.10.3 above, the Fair Market Value of such securities or other property, as the case may be, shall be determined by an Independent Financial Expert appointed for such purpose, using one or more valuation methods that the Independent Financial Expert in its best professional judgment determines to be most appropriate, assuming, in the case of securities, such securities are fully distributed and in each case, such securities or other property are to be sold in an arm’s-length transaction and there was no compulsion on the part of any party to such sale to buy or sell and taking into account all relevant factors.

13.13                 “Freely Tradable” means, with respect to Common Stock as of any date, such Voting Common Stock which is (i) listed on NASDAQ or other national securities exchange that is the primary market for the trading of the Common Stock and (ii) immediately resalable by the Holders or their respective Affiliates pursuant to an effective registration statement, subject only to applicable securities laws and the Corporation’s then applicable insider trading policy.

13.14                 “Fundamental Change” means the occurrence, at any time after the closing of the Exchange, of any of the following:

13.14.1                               (a) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), other than the Permitted Holders (and/or any direct transferee of shares of Series A Preferred Stock from any Permitted Holder), (A) shall have acquired beneficial ownership of more than fifty percent (50%) or more on a fully diluted basis of the voting and/or economic interest in the capital stock of the Corporation (or surviving entity in a merger or consolidation, if applicable)) or (B) shall have obtained the power (whether or not exercised) to elect a majority of the members of the Board of Directors (or similar governing body); or (b) the occurrence of any “change of control” or similar event under any agreements relating to any Indebtedness of the Corporation or its Subsidiaries; or

13.14.2                               Except in the case of a Deemed Liquidation Event in which holders of Series A Preferred Stock receive, concurrently with the consummation of such Deemed Liquidation Event, a cash payment pursuant to Sections 2.1 and 2.4 in full, in an amount equal to the Fundamental Change Price that would otherwise be payable, the Corporation or any of its Subsidiaries enters into any transaction of merger or consolidation (except that a Person may be merged with or into the Corporation or another wholly-owned Subsidiary thereof so long as the Corporation or another wholly-owned Subsidiary is the continuing or surviving Person), or conveys, sells, leases, subleases (as lessor or sublessor), exchanges, transfers or otherwise disposes of, in one transaction or a series of transactions, all or substantially all of the consolidated business, assets or property of the Corporation and its subsidiaries.

13.15                 “Fundamental Change Price” shall have the meaning set forth in Section 9.2.

13.16                 “GAAP” means United States generally accepted accounting principles applied on a consistent basis during the periods involved.

13.17                 “Hedging Obligation” means, with respect to any Person, any liability of such Person under any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices.  The amount of any Person’s obligation in respect of any Hedging Obligation shall be deemed to be the incremental obligation that would be reflected in the financial statements of such Person in accordance with GAAP.

13.18                 “Hercules Debt” means the Corporation’s outstanding obligations under that certain Loan and Security Agreement, dated August 18, 2015, between Corporation and Hercules Capital, Inc. (f/k/a Hercules Technology Growth Capital, Inc.), as amended.

13.19                 “Holder” means each Person in whose name a share of Series A Preferred Stock is registered, which may be treated by the Corporation as the absolute owner of such share of Series A Preferred Stock for the purpose of making payment and for all other purposes.

13.20                 “Indebtedness,” as to a Person, means (a) all indebtedness of such Person for borrowed money, (b) all indebtedness evidenced by bonds, debentures, notes or similar instruments (including, without limitation, any notes issued to sellers in connection with a Permitted Acquisition, but excluding surety, performance, and other like bonds, which are addressed in subclause (f) below), (c) all obligations of such Person as lessee under capital leases which are required to be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (d) all obligations of such Person to pay the deferred purchase price of property or services (excluding (i) any customary post-closing working capital adjustment in connection with any Permitted Acquisition and (ii) trade accounts payable in the ordinary course of business), (e) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person (with the amount thereof being measured as the lesser of the fair market value of such property and the amount of indebtedness), (f) all obligations with respect to letters of credit (whether or not drawn), banker’s acceptances and surety, performance and other like bonds issued for the account of such Person, (g) all Hedging Obligations of such Person, (h) all Contingent Obligations of such Person, (i) all non-compete payment obligations, earn-outs, holdbacks and similar obligations, (j) all indebtedness of any partnership of which such Person is a general partner, and (k) all obligations of such Person under any synthetic lease transaction, where such obligations are considered borrowed money indebtedness for tax purposes but the transaction is classified as an operating lease in accordance with GAAP.

13.21                 “Independent Financial Expert” means a nationally recognized investment banking firm mutually agreed by the Corporation and holders of a majority of the outstanding shares of Series A Preferred Stock at the time, which firm does not have a material financial interest or other material economic relationship with either the Corporation or such holders or their Affiliates.  If the Corporation and such holders of a majority of the outstanding shares of Series A Preferred Stock at the time are unable to agree on an Independent Financial Expert, the Corporation and such Holders shall each promptly choose a separate nationally recognized investment banking firm and such two nationally recognized investment banking firms shall promptly choose a third nationally recognized investment banking firm that shall not have a material financial interest or other material economic relationship with either the Corporation or such Holders or their Affiliates, which firm shall serve as the “Independent Financial Expert”.

13.22                 “Investments” means any beneficial ownership (including stock, partnership or limited liability company interests) of or in any Person, or any loan, advance or capital contribution to any Person.

13.23                 “Liens” means a lien, charge, pledge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

13.24                 “Nantucket Investor Rights Agreement” means the Investor Rights Agreement, dated March 31, 2017, between the Corporation and Nantucket Investments Limited.

13.25                 “Non-Voting Common Stock” means the Non-Voting Common Stock of the Corporation, par value $0.0001 per share.

13.26                 “No-Proceeds Fundamental Change” means a Fundamental Change other than a Cash Fundamental Change or Stock Fundamental Change.

13.27                 “Outstanding Lender Debt” means the Hercules Debt and the Riverside/Magna Debt.

13.28                 “Participation Amount” means, as of any date, an amount equal to the number obtained by multiplying (x) the number of shares of Voting Common Stock issuable upon conversion of one share of Series A Preferred Stock as of such date by (y) (1) the Trading Price as of such date minus (2) the Common Stock Preference Amount; provided, that if the Corporation calculates the Trading Price based on the amounts payable pursuant to clause (A)(y)

or (A)(z) of the definition of “Trading Price”, and as a result of subsequent events, a higher Trading Price would have been calculated by the Corporation pursuant to clause (A)(x) of the definition of “Trading Price” with respect to such Fundamental Change had such events existed at the time that the Trading Price had originally been determined, contemporaneously with the occurrence of such subsequent events, the Corporation shall pay to the Holders the difference between the Participation Amount previously paid (which amount was based on a calculation using clause (A)(y) or (A)(z) of the definition of “Trading Price”) and the Participation Amount that it would have paid had it calculated the “Trading Price” pursuant to clause (A)(x) of the definition of Trading Price (assuming that such subsequent events had occurred at such earlier time).

13.29                 “Permitted Acquisition” means an acquisition by the Corporation, of or from any Person, whether pursuant to an acquisition of equity securities in such Person or otherwise, of all or substantially all of the assets of such Person, or of a distinct division, line of business, or other business unit of such Person or otherwise, in each case, so long as the aggregate amount of the cash consideration paid by the Corporation in connection with any such acquisition(s) does not exceed $2,000,000 in the aggregate.

13.30                 “Permitted Affiliate Transactions” means (i) transactions among the Corporation and its Subsidiaries; (ii) compensation and reimbursement of expenses of employees, officers and consultants of the Corporation, (iii) the issuance of options to (and exercise thereof by) officers, directors and employees of the Corporation and (iv) other transactions which are entered into in the ordinary course of the Corporation’s business on terms and conditions substantially as favorable to the Corporation as would be obtainable by it in a comparable arm’s length transaction with a Person other than an Affiliate.

13.31                 “Permitted Holders” means, collectively, Sagard and its Control Investment Affiliates.

13.32                 “Permitted Indebtedness” means (i) the refinancing of the Outstanding Lender Debt as of Closing, as a result of which CVP will hold no more than $5,743,348 aggregate principal amount of Indebtedness of the Corporation and its Subsidiaries as of the Closing, including the principal amount of all Indebtedness held prior to the Closing; (ii) Indebtedness existing as of the Closing; (iii) indebtedness of up to $500,000 outstanding at any time secured by a Lien described in clause (vii) of the defined term “Permitted Liens”; (iv) Indebtedness to trade creditors incurred in the ordinary course of business, including indebtedness incurred in the ordinary course of business with corporate credit cards; (v) Indebtedness that also constitutes a Permitted Investment; (vi) reimbursement obligations in connection with letters of credit that are secured by cash and issued on behalf of the Corporation or any of its Subsidiaries in an amount not to exceed $500,000 at any time outstanding; (vii) Indebtedness consisting of financing of insurance premiums incurred in the ordinary course of business; (viii) other Indebtedness in an amount not to exceed $1,000,000 at any time outstanding; and (ix) extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount thereof is not increased or the terms modified to impose materially more burdensome terms upon the Corporation or any of its Subsidiaries, as the case may be.

13.33                 “Permitted Investments” means (i) Investments existing as of the Closing; (ii) (a) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, (b) commercial paper maturing no more than one year from the date of creation thereof and currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (c) certificates of deposit issued by any bank with assets of at least $250,000,000 maturing no more than one year from the date of investment therein, and (d) money market accounts which invest in assets of at least 95% of which satisfy the requirements of the foregoing clauses (a)-(c); (iii) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers; (iv) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business in an amount not to exceed $500,000 at any one time outstanding; (v) Investments consisting of loans not involving the net transfer on a substantially contemporaneous basis of cash proceeds to employees, officers or directors relating to the purchase of capital stock of the Corporation by such employees, officers or directors pursuant to employee stock purchase plans or other similar agreements approved by the Board of Directors; (vi) Investments consisting of travel advances in the ordinary course of business; (vii) loans and advances to employees, officers and directors for relocation and housing expenses not to exceed $200,000 at any time outstanding; (viii) Investments in Subsidiaries of the Corporation, including any newly formed Subsidiary; (ix) joint ventures or strategic alliances in the ordinary course of the Corporation’s business consisting of the nonexclusive licensing of technology (provided that such licenses may be exclusive in respects other than territory and may be exclusive as to territory only as to discreet geographical areas outside the United States), the development of technology or the providing of technical support, provided that any cash Investments by the Corporation do not exceed $300,000 in the aggregate in any fiscal year; (x) Permitted Acquisitions; (xi) Investments of a target acquired in a Permitted Acquisition not to exceed $200,000; and (xii) additional Investments that do not exceed $250,000 in the aggregate.

13.34                 “Permitted Liens” means any and all of the following: (i) Liens in favor of CVP as of Closing; (ii) Liens existing on the Closing Date; (iii) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings; provided, that the Corporation maintains adequate reserves therefor in accordance with GAAP; (iv) Liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlords and other like Persons arising in the ordinary course of the Corporation’s business and imposed by operation of law without action of such parties; provided, that the payment thereof is not yet required; (v) Liens arising from judgments, decrees or attachments in circumstances which do not constitute an Event of Default under any Indebtedness of the Corporation; (vi) the following deposits, to the extent made in the ordinary course of business: deposits under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than Liens arising under ERISA or environmental Liens) or surety or appeal bonds; (vii) Liens on equipment or software or other intellectual property in each case constituting purchase money Liens and Liens in connection with capital leases securing indebtedness permitted in clause (iii) of “Permitted Indebtedness”; (viii) leasehold interests in leases or subleases and licenses granted in the ordinary course of business and not interfering in any material respect with the business of the licensor; (ix) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties that are promptly paid on or before the date they become due; (x) Liens on insurance proceeds securing the payment of financed insurance premiums that are promptly paid on or before the date they become due (provided that such Liens extend only to such insurance proceeds and not to any other property or assets); (xi) statutory and common law rights of set-off and other similar rights as to deposits of cash and securities in favor of banks, other depository institutions and brokerage firms; (xii) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business so long as they do not materially impair the value or marketability of the related property; (xiii) Liens on cash securing obligations permitted under clause (vi) of the definition of Permitted Indebtedness; and (xiv) Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by Liens of the type described in clauses (i)-(ii) above; provided, that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced (as may have been reduced by any payment thereon) does not increase.

13.35                 “Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

13.36                 “Purchase Agreement” shall the Series A Preferred Stock Purchase Agreement dated on or about the date hereof among the Corporation and the Purchaser identified therein, as in effect from time to time.

13.37                 “Riverside/Magna Debt” means the Corporation’s outstanding obligations under the Original Issue Discount Exchangeable Promissory Notes issued by the Corporation to MEF I, LP and Riverside Merchant Partners pursuant to that certain Note Purchase Agreement, dated as of March 1, 2017, by and among the Corporation, MEF I, LP and Riverside Merchant Partners, as amended (to be repaid and terminated in full as of the Closing).

13.38                 “Sagard” means Sagard Capital Partners, L.P., a Delaware limited partnership.

13.39                 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

13.40                 “Stock Fundamental Change” means a Fundamental Change in which, as a result of or in connection therewith, all holders of the Voting Common Stock are entitled to exchange their Voting Common Stock for all-stock proceeds or a combination of stock and cash proceeds.

13.41                 “Stockholder Approval” shall mean the “Approval” as defined in the Purchase Agreement.

13.42                 “Subsidiary” means any subsidiary of the Corporation that is a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X under the Securities Act and shall, where applicable, also include any direct or indirect significant subsidiary of the Corporation formed or acquired after the date hereof.

13.43                 “Trading Price” means, with respect to any determinations to be made hereunder in connection with the redemption or repurchase of shares of Series A Preferred Stock upon the occurrence of a Fundamental Change pursuant to Section 9, in the case of (A) a Cash Fundamental Change or a Stock Fundamental Change, the highest of (x) the Fair Market Value of the aggregate consideration paid to the holders of Common Stock on account of a share of Common Stock in connection with such Cash Fundamental Change or Stock Fundamental Change, as the case may be, (y) the VWAP for the 20 consecutive Trading Days which are immediately prior to the announcement of a transaction or execution of an agreement that could result in such Cash Fundamental Change or Stock Fundamental Change, as the case may be, and (z) the VWAP for the 20 consecutive Trading Days which are immediately prior to the date of payment and which, if applicable, follow the date of announcement of a transaction or execution of an agreement that could result in such Cash Fundamental Change or Stock Fundamental Change, as the case may be (provided, that in the case of this clause (z), if the number of consecutive Trading Days from and after the announcement of a transaction or execution of an agreement that could result in a Cash Fundamental Change or Stock Fundamental Change, as the case may be, up to but not including the date of such Cash Fundamental Change or Stock Fundamental Change, as the case may be, is less than 20, then the VWAP for such lesser number of consecutive Trading Days shall be used instead) and (B) a No-Proceeds  Fundamental Change, the VWAP for 20 consecutive Trading Days immediately prior to the No-Proceeds Fundamental Change and which, if applicable, follow the date of announcement of a transaction or execution of an agreement that could result in such No-Proceeds Fundamental Change (provided, that if the number of consecutive Trading Days from and after the announcement of a transaction or execution of an agreement that could result in such No-Proceeds Fundamental Change by the Corporation up to but not including the date of such No-Proceeds Fundamental Change is less than 20, then the VWAP for such lesser number of consecutive Trading Days shall be used instead).

13.44                 “Transaction Documents” means this Certificate of Designation and the Purchase Agreement.

13.45                 “Transfer Agent” means Computershare Trust Company, N.A., with offices located at 8742 Lucent Blvd., Suite 225, Highlands Ranch, CO 80129, and any successor transfer agent of the Corporation.

13.46                 “Voting Common Stock” means the Voting Common Stock of the Corporation, par value $0.0001 per share.

13.47                 “VWAP” shall mean the daily volume weighted average price of the Common Stock on Nasdaq (or if not listed on Nasdaq, another national securities exchange on which the Voting Common Stock is then listed) as calculated by the Nasdaq Market Intelligence Desk (or successor organization or organization providing comparable information) (for and based on a trading day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City

Time)) (or, if such volume weighted price is unavailable, the market price of one share of Voting Common Stock for such period determined, using a volume weighted average method, by an Independent Financial Expert).

14.                               General.

14.1                        Amendment and Waiver.  Subject to Section 3, any of the rights, powers, preferences and other terms of the Series A Preferred Stock set forth herein may be amended or waived on behalf of all holders of Series A Preferred Stock by the affirmative written consent or vote of the holders of at least a majority of the shares of Series A Preferred Stock then outstanding.

14.2                        Notices.  Any notice required or permitted by the provisions of this Certificate of Designation to be given to a holder of shares of Series A Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or if to the Corporation addressed to the Chief Executive Officer at the principal executive offices of the Corporation or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.

14.3                        Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof.  Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Certificate of Designation (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the State of Delaware.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of Delaware for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of this Certificate of Designation), and hereby irrevocably waives, and agrees not to assert in any action, suit or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.  If any party shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then, the prevailing party in such action, suit or proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

14.4                        Severability.  If any term, provision, covenant or restriction of this Certificate of Designation is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

14.5                        Remedies.  The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief).  No remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy. Nothing herein shall limit a Holder’s right to pursue actual damages for any failure by the Corporation to comply with the terms of this Certificate of Designation. The Corporation covenants to each Holder that there shall be no characterization concerning this instrument other than as expressly provided herein.  Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by such Holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Corporation (or the performance thereof). The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders and that the remedy at law for any such breach may be inadequate. The Corporation therefore agrees that, in the event of any such breach or threatened breach, the Holders shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

14.6                        Saturdays, Sundays, Holidays, etc.  If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.

14.7                        Construction.  The Corporation and the Holders agree that each of them and/or their respective counsel have reviewed and had an opportunity to revise this Certificate of Designation and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Certificate of Designation or any amendments thereto.

14.8                        WAIVER OF JURY TRIAL.  IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY ARISING OUT OF OR RELATING TO THIS CERTIFICATE OF DESIGNATION, THE CORPORATION AND THE HOLDERS EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY,

IRREVOCABLY AND EXPRESSLY WAIVES FOREVER ANY RIGHT TO TRIAL BY JURY.

14.9                        Certificate of Incorporation.  In addition to the provisions of this Certificate of Designation with respect to shares of Series A Preferred Stock, such shares of Series A Preferred Stock shall be subject to and be entitled to the benefit of the provisions set forth in the Certificate of Incorporation of the Corporation with respect to preferred stock of the Corporation generally; provided, however, that in the event of any conflict between such provisions, the provisions set forth in this Certificate of Designation shall control.

14.10                 Payments.  Whenever any payment of cash is to be made by the Corporation to any Person pursuant to this Certificate of Designation, such payment shall be made in lawful money of the United States of America by a check drawn on the account of the Corporation and sent via overnight courier service to such Person at such address as previously provided to the Corporation in writing (which address, in the case of the Purchaser (as defined in the Purchase Agreement), initially shall be as set forth on the Schedule of Purchaser attached to the Purchase Agreement); provided, that a Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Corporation with no less than two (2) Business Days prior written notice setting out such request and such Holder’s wire transfer instructions.  Whenever any amount expressed to be due by the terms of this Certificate of Designation is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day.

14.11                 Lost or Stolen Certificates. Upon receipt by the Corporation of evidence reasonably satisfactory to the Corporation of the loss, theft, destruction or mutilation of any Series A Preferred Stock Certificates representing shares of Series A Preferred Stock, and, in the case of loss, theft or destruction, of an indemnification undertaking by such Holder to the Corporation in customary form and, in the case of mutilation, upon surrender and cancellation of the Series A Preferred Stock Certificate(s), the Corporation shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Corporation shall not be obligated to re-issue preferred stock certificates if such Holder contemporaneously requests the Corporation to convert such shares of Series A Preferred Stock into Common Stock.

14.12                 Failure or Indulgence Not Waiver.  No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

14.13                 Transfer of Shares of Series A Preferred Stock. A Holder may assign some or all of the shares of Series A Preferred Stock and the accompanying rights hereunder held by such Holder without the consent of the Corporation; provided that such assignment is in compliance with applicable securities laws.  Notwithstanding the foregoing, in no event shall any Holder that is an officer or director of the Corporation, or a Person that is controlled by an officer or director of the Corporation be permitted to transfer any of its shares of Series A Preferred Stock prior to the time the Corporation obtains the Stockholder Approval.  Holders shall have the right to transfer and to exercise rights with respect to fractional shares of Series A Preferred Stock and any redemptions of shares of Series A Preferred Stock by the Corporation shall be made calculating the number of applicable shares of Series A Preferred Stock to one-one thousandth of a shares of Series A Preferred Stock.

14.14                 Series A Preferred Share Register. The Corporation shall maintain at its principal executive offices (or such other office or agency of the Corporation as it may designate by notice to the Holders), a register for the shares of Series A Preferred Stock, in which the Corporation shall record the name and address of the persons in whose name the shares of Series A Preferred Stock have been issued, as well as the name and address of each transferee.  The Corporation may treat the person in whose name any share of Series A Preferred Stock is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

14.15                 Disclosure. Upon receipt or delivery by the Corporation of any notice in accordance with the terms of this Certificate of Designation, unless the Corporation has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Corporation or its Subsidiaries, the Corporation shall, unless any provision of any Transaction Document provides otherwise with respect to the receipt or delivery of a particular notice in accordance with the terms and conditions of the Transaction Documents, within two (2) Business Days after any such receipt or delivery publicly disclose such material, nonpublic information on a Current Report on Form 8-K or otherwise. In the event that the Corporation believes that a notice contains material, nonpublic information relating to the Corporation or its Subsidiaries, the Corporation so shall indicate to the Holders contemporaneously with delivery of such notice, and in the absence of any such indication, the Holders shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to the Corporation or its Subsidiaries. For purposes of this Section 14.15, public disclosure of any information by a stockholder of the Corporation (including any filing pursuant to Section 13 or Section 16 of the Exchange Act) shall satisfy the requirement that such information be publicly disclosed by the Corporation.

IN WITNESS WHEREOF, this Certificate of Designation has been executed by a duly authorized officer of this Corporation on this 22nd day of March, 2018.

By:	/s/Lisa A. Conte
President

EXHIBIT I

JAGUAR HEALTH, INC.

CONVERSION NOTICE

Reference is made to the Certificate of Designation of Series A Convertible Preferred Stock of Jaguar Health, Inc. (the “Certificate of Designation”).  In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Shares”), of Jaguar Health, Inc., a Delaware corporation (the “Company”), indicated below into shares of Voting Common Stock, par value $0.0001 per share (the “Common Stock”), of the Company, as of the date specified below.

Date of Conversion:

Number of shares of Series A Preferred Stock to be converted:

Stock certificate no(s). of shares of Series A Preferred Stock to be converted:

Tax ID Number (If applicable):

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

Please issue the shares of Common Stock into which the shares of Series A Preferred Stock are being converted to the Holder, or for its benefit, as follows:

☐  Check here if requesting delivery as a certificate to the following name and to the following address:

Issue to:

Address:

Telephone Number:

☐  Check here if requesting delivery by Deposit/Withdrawal at Custodian as follows:

DTC Participant:

DTC Number:

Account Number:

☐  Check here if requesting delivery by book-entry only registration through the DTC’s Direct Registration System (DRS):

Issue to:

Address:

Telephone Number:

Authorization:

By:
Title:

Dated:

Account Number (if electronic book entry transfer):

Transaction Code Number (if electronic book entry transfer):

[NOTE TO HOLDER — THIS FORM MUST BE SENT CONCURRENTLY TO TRANSFER AGENT]